March 20, 1995


                                                                    CONFIDENTIAL
                                                             VIA FEDERAL EXPRESS

Dr. Paul Litka
305 Farwood Road
Wynnewood, PA  19096

Dear Paul:

I am pleased to offer you the position of Vice President, Clinical Research with Magainin Pharmaceuticals Inc., reporting to Dr. Leonard Jacob, Executive Vice President and Chief Operating Officer of the Company. The base salary for this position will be $12,500 per month ($150,000/year). Contingent upon your acceptance of this offer, it is expected that the Compensation Committee of the Board of Directors will grant to you at its next meeting options to purchase 40,000 shares of Magainin common stock, exercisable at the fair market value of the underlying common stock on the date of such meeting. These options will have a term of 10 years and vest at the rate of 25% per year beginning on the first anniversary of the date of your commencement of employment. As with all Magainin options, the grant will be subject to execution of a stock option agreement in the form specified by the Compensation Committee. A copy of our Stock Option Plan is attached hereto. Additionally, you will be eligible to participate in any Cash Bonus Plan which might be approved by the Company's Senior Management and Board of Directors.

If your employment is terminated without cause, you will receive your monthly base salary for six (6) months following the date of termination, or for such shorter period until you have secured employment elsewhere.

Magainin may have already provided you with certain of its confidential business or scientific information which it expects you to keep confidential and to use only to further Magainin's legitimate business interests. If you have not already signed an agreement to keep Magainin's business and scientific information confidential, you will be asked to do so at the start of your employment, and a copy of that agreement is enclosed. Just as Magainin expects you to keep confidential its business or scientific information, Magainin also expects you to honor your obligations to your former employers with respect to maintaining the confidentiality of their business or scientific information.
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Dr. Paul Litka
March 20, 1995
Page 2



In addition to the confidentiality agreement, you will be subject to such other obligations as employees of our Company may be subject. In addition, you will be eligible for our benefits package available to all employees. This package for you will be supplemented to include an aggregate of twenty (20) vacation days per year, in addition to two (2) personal days. Enclosed is a summary of other benefits.

We look forward to your joining us at Magainin Pharmaceuticals Inc. Please indicate acceptance of this offer, which is for at will employment, by your signature below. Please also indicate a mutually agreeable start date and return it to me using the enclosed Federal Express mailer at your earliest convenience. This offer of employment will remain in effect until Thursday, March 30, 1995. If you have any questions, please do not hesitate to call myself or Dr. Jacob.

Sincerely yours,

/s/ Michael R. Dougherty
--------------------------------
Michael R. Dougherty
Senior Vice President and
 Chief Financial Officer



Accepted:    /s/ Paul Litka                            Date:    March 24, 1995
          ------------------------                          -------------------
            Dr. Paul Litka


Starting Date:   April 3, 1995
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cc:  L. Jacob

MRD:mk